EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268383 on Form S-3 and Registration Statement Nos. 333-261606 and 333-267115 on Form S-8 of our report dated February 21, 2023, (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the financial statements of Dermata Therapeutics, Inc. (formerly Dermata Therapeutics, LLC) as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

February 21, 2023